Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEWFIELD EXPLORATION COMPANY

1.        Name.    The name of the corporation is Newfield Exploration Company (the “Corporation”).

2.        Address; Registered Office and Agent.    The address of the Corporation’s registered office is c/o Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of its registered agent at such address is The Corporation Trust Company.

3.        Purposes.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.        Number of Shares.     The total number of shares of stock that the Corporation shall have authority to issue is 2,000, of which 1,000 shall be shares of Common Stock with the par value of $0.01 per share (“Common Stock”) and 1,000 shall be shares of Preferred Stock with the par value of $0.01 per share (“Preferred Stock”).

5.        Voting Powers.

5.1        Each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

5.2        Each holder of Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class except as otherwise required by the DGCL.

6.        Preferred Stock.

6.1        Liquidation Preference Per Share: Equal to the fair market value of the Corporation at the time of issuance of the initial share of Preferred Stock.

6.2        Non-Cumulative Dividend: 2% per annum.

6.3        Redemption: Each share of Preferred Stock may be redeemed by the Corporation at a price per share equal to the Liquidation Preference Per Share, plus accrued and unpaid dividends per share, if any, as of the date of redemption on not less than five days’ notice to the holder thereof.

6.4      Repurchase Right: Any holder of shares of Preferred Stock may require the Corporation to repurchase all or part of such holder’s shares of Preferred Stock at a price per share equal to the Liquidation Preference Per Share, plus accrued and unpaid dividends per share, if any, as of the date of repurchase on not less than five days’ notice to the Corporation.

6.5        Conversion: Each share of Preferred Stock may be converted, at the option of the holder, at any time into one share of Common Stock.

7.        Election of Directors.    Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

8.        Limitation of Liability; Indemnification.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability. In addition, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the board of directors of the Corporation (the “Board of Directors”, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability. No repeal or modification of this Article 8 shall have any adverse effect on any right or protection of, or any limitation of the liability of, any person entitled to any right or protection under this Article 8 existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

9.        Certificate Amendments.  The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Amended & Restated Certificate of Incorporation (this “Certificate of Incorporation”), and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article 9.